SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 10, 2003

NTELOS Inc.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-16751	54-1443350
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1990

Waynesboro, Virginia 22980

(Address of principal executive offices)

(540) 946-3500

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

As previously reported, on March 4, 2003, NTELOS Inc. (the “Company”) filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. The bankruptcy case was commenced in order to consummate a financial restructuring of the Company.

In order to meet ongoing obligations during the reorganization process, the Company entered into a $35 million debtor-in-possession financing facility (the “DIP Financing Facility”), subject to court approval. On March 5, 2003, the court granted access to up to $10 million of the DIP Financing Facility, with access to the full $35 million subject to final court approval, certain state regulatory approvals and the banks’ receiving satisfactory assurances regarding the senior noteholders’ proposed $75 million investment in the Company upon emergence from bankruptcy. On March 24, 2003, the court entered a final order authorizing the Company to access up to $35 million under the DIP Financing Facility and, as of April 11, 2003, the Company satisfied all other conditions to full access to the DIP Financing Facility.

The Company anticipates that the plan of reorganization (the “Plan”) will be funded by two sources of capital: (i) an equity investment made by certain holders of senior notes of an aggregate of $75 million in exchange for new 9% convertible notes (“New Notes”) and (ii) a credit facility which permits the Company to continue to have access to its current $225 million of outstanding term loans with a $36 million revolver commitment (“Exit Financing Facility”). This Exit Financing Facility also provides that the term loans and any new borrowings under the revolver will be at current rates and existing maturities.

On April 10, 2003, the Company entered into a Plan Support Agreement (the “Plan Support Agreement”) with a majority of the lenders under its senior credit facility. The Plan Support Agreement provides that the lenders will agree to support a “Conforming Plan,” which must include the following: (i) financing upon emergence from bankruptcy on agreed terms, (ii) cancellation of, or conversion into equity of the reorganized company upon emergence from bankruptcy of, substantially all of the Company’s outstanding debt and equity securities, (iii) outstanding indebtedness on the effective date of the Plan consisting of only certain hedge agreements, Exit Financing Facility, New Notes, existing government loans and certain capital leases, (iv) consummation of the sale of New Notes on the effective date of the Plan and (v) repayment of the DIP Financing Facility and the $36 million outstanding under the revolver.

On April 10, 2003, the Company also entered into a Subscription Agreement with certain holders of senior notes for the sale of $75 million aggregate principal amount of New Notes. The Plan Support Agreement and Subscription Agreement are subject to, among other things, confirmation of a Conforming Plan.

The Plan Support Agreement provides that a Conforming Plan and accompanying disclosure statement must be filed with the court prior to May 31, 2003 and that a disclosure statement, reasonably acceptable to the lenders, must be approved by the court no later than August 15, 2003. In addition, the Plan Support Agreement obligates the Company to have filed a Conforming Plan, solicited votes and conducted a confirmation hearing prior to September 30, 2003.

While a Plan has not been submitted, the Company anticipates that the Plan will constitute a Conforming Plan, with the conversion of existing debt securities into substantially all of the common ownership of the reorganized Company. The Company also anticipates that the holders of common and preferred stock of the Company will be entitled to little or no recovery. Accordingly, the Company anticipates that all, or substantially all, of the value of all investments in the Company’s common and preferred stock will be lost.

A copy of the Plan Support Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of the Subscription Agreement is attached hereto as Exhibits 99.2 and is incorporated herein by reference.

Forward-looking statements made by the company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those relating to (i) the impact of the bankruptcy filing on the company’s business, (ii) the interest of market makers and others in maintaining an active market for the company’s securities, (iii) the company’s ability to operate under debtor-in-possession financing, (iv) the company’s ability to develop, prosecute, confirm and consummate a plan of reorganization, (v) the company’s ability to maintain vendor, lessor and customer relationships while in bankruptcy, (vi) the company’s dependence on demand for wireless communications and related infrastructure, (vii) the additional expenses associated with bankruptcy as well as the possibility of unanticipated expenses, and (viii) market conditions and competition in the communications industry generally and those set forth in documents filed by the company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. The company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated.

ITEM	7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

EXHIBIT	DESCRIPTION
99.1

Plan Support Agreement, dated as of April 10, 2003, among NTELOS Inc., Debtor in Possession, and the Supporting Lenders party to the credit agreement dated as of July 26, 2000 among NTELOS Inc., the subsidiary guarantors party thereto, the lender parties party thereto, and Wachovia Bank, National Association as Administrative Agent and Collateral Agent.

99.2	Subscription Agreement, dated as of April 10, 2003, among NTELOS Inc., Debtor in Possession, and the participating senior noteholders identified therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTELOS INC. (Registrant)

By:	/s/ MICHAEL B. MONEYMAKER
Michael B. Moneymaker
Senior Vice President and Chief Financial Officer, Treasurer and Secretary

Date: April 14, 2003